U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING

                                                         SEC FILE NUMBE: 0-24857

                                                                    CUSIP NUMBER
                                                                    879292 10 0

      |_| Form 10-K and Form 10-KSB   |_| Form 20-F   |_| Form 11-K
      |X| Form 10-Q and Form 10-QSB   |_| Form N-SAR

                  For Period Ended: March 31 , 2007

                  |_| Transition Report on Form 10-K
                  |_| Transition Report on Form 20-F
                  |_| Transition Report on Form 11-K
                  |_| Transition Report on Form 10-Q
                  |_| Transition Report on Form N-SAR

      For the Transition Period Ended: N/A

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

--------------------------------------------------------------------------------
Part I - Registrant Information
--------------------------------------------------------------------------------

      Full Name of Registrant: Teleconnect Inc.

      Former Name if Applicable: N/A

      Address of Principal Executive Office (Street and Number):
                                Centro Comercial
                           Camojan Corner, 1(a) plta,
                     Camino de Camojan, Urb. Sierra Blanca,
                             29603 Marbella - Spain

--------------------------------------------------------------------------------
Part II - Rules 12b-25(b) and (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

|X|   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|_|   (b) The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject annual report or transition report on Form 10-K, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

|_|   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

--------------------------------------------------------------------------------
Part III - Narrative
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Forms 10-K and Form 10-KSB, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed period.

The registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its accountants to complete their review of the registrant for the period ended March 31, 2007, before the required filing date for its Form 10-QSB.

--------------------------------------------------------------------------------
Part IV - Other Information
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification:

                          Paul Roberts (416) 838-4348

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                               |X|  Yes  |_|  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               |_|  Yes  |X|  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

EXPLANATION:

     N/A

                           Teleconnect Inc.

Date: May 15, 2007         By: /s/ Gustavo Gomez
                              --------------------------------------------------
                           Gustavo Gomez, Director, Chief Executive Officer,
                           President, Chief Financial and Accounting Officer and
                           Treasurer


--------------------------------------------------------------------------------
                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------


                                        2